Exhibit 4.16

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”), dated as of November 26, 2014, by and among Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), the other Credit Parties signatory hereto, General Electric Capital Corporation, as Agent (“Agent”), and the Lenders signatory hereto, amends that certain Credit Agreement, dated as of December 11, 2013 (as amended prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto, Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Borrower has requested that the Lenders and Agent agree to certain amendments to the Credit Agreement; and

WHEREAS, the Lenders party hereto and Agent have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to enter into this Amendment.

1. Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Paragraph 2 of this Amendment (such date, the “Effective Date”), the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a) The table set forth on Schedule 1.1(a) of the Credit Agreement is hereby amended and restated to read as follows:

Revolving Loan Commitments
	From and including November 26, 2014 through but excluding December 8, 2014	From and including December 8, 2014 through but excluding March 6, 2015	On and after March 6, 2015
General Electric Capital Corporation	$70,000,000	$125,000,000	$70,000,000
GE Capital Bank	$100,000,000	$100,000,000	$100,000,000
GE Asset Based Master Note	$50,000,000	$50,000,000	$50,000,000
Bank of America, N.A.	$50,000,000	$62,500,000	$50,000,000
Regions Bank	$35,000,000	$43,750,000	$35,000,000
HVB Capital Credit LLC	$15,000,000	$18,750,000	$15,000,000

TOTAL	$320,000,000	$400,000,000	$320,000,000

(b) Section 4.2(d) of the Credit Agreement is hereby amended and restated to read as follows:

(d) (i) as soon as available and in any event within twenty (20) days after the end of each calendar month (or, during any Weekly Reporting Period, within three (3) Business Days after the end of each calendar week), a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base of the Borrower as at the end of the

most-recently ended calendar month or week, as applicable; and (ii) during any AB No-Offset Period, to the extent not already provided under the preceding clause (i), as soon as available and in any event within three (3) Business Days after the end of each calendar week, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, solely setting forth the Eligible Accounts as to which the related Account Debtor is Anheuser-Busch and that are included in the Borrowing Base as at the end of the most-recently ended calendar week;

(c) Section 4.2 of the Credit Agreement is hereby amended to (i) re-label the existing clause (n) as clause (o) and (ii) inserting the following new clause (n) therein (and making any related punctuation and grammatical changes as a result thereof):

(n) commencing with the calendar week ending December 13, 2014 and ending with (and including) the calendar week ending March 7, 2015, by no later than the second (2nd) Business Day of each calendar week, cash flow projections of the Credit Parties for the 13-week period commencing on the first day of such calendar week, in form reasonably satisfactory to Agent; and

(d) Section 5.20 of the Credit Agreement is hereby amended and restated to read as follows:

If a Trigger Event has occurred and is continuing, such Credit Party shall not permit the Fixed Charge Coverage Ratio for the twelve month period ending as of the last day of any fiscal month set forth below for which financial statements have been or were required to be delivered pursuant to Section 4.1 to be less than the minimum ratio set forth in the table below opposite such fiscal month:

Fiscal Month	Minimum Fixed Charge Coverage Ratio
September 2014	0.80 to 1.00
October 2014	0.80 to 1.00
November 2014	0.80 to 1.00
December 2014	0.80 to 1.00
January 2015 and thereafter	1.00 to 1.00

(e) Section 10.1 of the Credit Agreement is hereby amended to insert, in the appropriate alphabetical location, the following new definition:

“Weekly Reporting Period” means (a) initially, the period commencing on November 26, 2014 and ending on March 6, 2015; provided that, if at any time during such initial period Availability is less than the greater of $32,000,000 and 10% of the Aggregate Revolving Loan Commitment, the Weekly Reporting Period shall continue until the later of (i) March 6, 2015 and (ii) the first subsequent date, if any, on which Availability is greater than or equal to the greater of $32,000,000 and 10% of the Aggregate Revolving Loan Commitment for a period of thirty (30) consecutive days and (b) thereafter, any period commencing on the date on which Availability is less than the greater of $32,000,000 and 10% of the Aggregate Revolving Loan Commitment and ending on the first subsequent date, if any, on which Availability is greater than or equal to the greater of $32,000,000 and 10% of the Aggregate Revolving Loan Commitment for a period of thirty (30) consecutive days.

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(f) The definitions of “Aggregate Revolving Loan Commitment” and “Dominion Period” set forth in Section 10.1 of the Credit Agreement are hereby amended and restated to read as follows:

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be (a) $320,000,000 from and including November 26, 2014 through but excluding December 8, 2014, (b) $400,000,000 from and including December 8, 2014 through but excluding March 6, 2015 and (c) $320,000,000 on and after March 6, 2015, in each case, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Revolving Loan Commitments.

“Dominion Period” means (a) initially, the period commencing on November 26, 2014 and ending March 6, 2015; provided that, if at any time during such initial period (i) an Event of Default has occurred and is continuing or (ii) Availability is less than the greater of $40,000,000 and 12.5% of the Aggregate Revolving Loan Commitment, the Dominion Period shall continue until the later of (x) March 6, 2015 and (y) the first subsequent date on which no Event of Default exists and Availability shall have been at least equal to the greater of $40,000,000 and 12.5% of the Aggregate Revolving Loan Commitment for a period of 30 consecutive calendar days and (b) thereafter, any period (i) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) Availability as of any date is less than the greater of $40,000,000 and 12.5% of the Aggregate Revolving Loan Commitment and (ii) ending on the first subsequent date on which (x) no Event of Default exists and (y) Availability shall have been at least equal to the greater of $40,000,000 and 12.5% of the Aggregate Revolving Loan Commitment for a period of 30 consecutive calendar days.

2. Effectiveness of this Amendment; Conditions Precedent. The provisions of this Amendment shall be deemed to have become effective as of the date of this Amendment, but such effectiveness shall be expressly conditioned upon Agent’s receipt of (a) a counterpart of this Amendment executed and delivered by duly authorized officers of the Borrower, each other Credit Party, each Lender increasing its Revolving Loan Commitment pursuant to this Amendment, the Required Lenders, and Agent, (b) all fees due and payable to Agent or its affiliates in connection with this Amendment and (c) such other opinions, instruments and documents as are reasonably requested by Agent.

3. Miscellaneous.

(a) Headings. The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

(b) Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

(c) Interpretation. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

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(d) Representations and Warranties. Each Credit Party hereby represents and warrants that, as of the date hereof:

(i) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability;

(ii) its execution, delivery and performance of this Amendment and its performance of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and do not and will not: (1) contravene the terms of its Organizational Documents, (2) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its Property is subject, or (3) violate any Requirement of Law in any material respect; and

(iii) after giving effect to this Amendment, (1) no Default or Event of Default has occurred and is continuing and (2) each representation and warranty of such Credit Party contained in the Credit Agreement and in each other Loan Document to which it is a party is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(e) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO, THIS AMENDMENT.

(f) Effect. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference in the other Loan Documents to the Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents shall remain the same. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.

(g) No Other Waiver. Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Agent or any Lender under the Credit Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Credit Agreement or any other Loan Document or of any Default or Event of Default that may have occurred and be continuing or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(h) Agent’s Expenses. The Borrower hereby agrees to promptly reimburse Agent for all of the reasonable out-of-pocket costs and expenses, including, without limitation, fees and expenses of counsel, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WISE ALLOYS LLC, as the Borrower

By:	/s/ Alex Godwin
Name:	Alex Godwin
Title:	Treasurer

WISE METALS GROUP LLC, as a Credit Party

By:	/s/ Alex Godwin
Name:	Alex Godwin
Title:	Treasurer

WISE ALLOYS FINANCE CORPORATION, as a Credit Party

By:	/s/ Alex Godwin
Name:	Alex Godwin
Title:	Treasurer

LISTERHILL TOTAL MAINTENANCE CENTER LLC, as a Credit Party

By:	/s/ Alex Godwin
Name:	Alex Godwin
Title:	Treasurer

ALABAMA ELECTRIC MOTOR SERVICES, LLC, as a Credit Party

By:	/s/ Alex Godwin
Name:	Alex Godwin
Title:	Treasurer

Signature Page to Amendment No. 3

(Wise Alloys LLC)

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Swingline Lender and a Lender

By:	/s/ Matthew N. McAlpine
Name:	Matthew N. McAlpine
Title:	Duly Authorized Signatory

Signature Page to Amendment No. 3

(Wise Alloys LLC)

GE CAPITAL BANK, as a Lender

By:	/s/ Woodrow Broaders Jr.
Name:	Woodrow Broaders Jr.
Title:	Duly Authorized Signatory

Signature Page to Amendment No. 3

(Wise Alloys LLC)

GE ASSET BASED MASTER NOTE, as a Lender

By:	/s/ Matthew N. McAlpine
Name:	Matthew N. McAlpine
Title:	Duly Authorized Signatory

Signature Page to Amendment No. 3

(Wise Alloys LLC)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kenneth B. Butler
Name:	Kenneth B. Butler
Title:	Senior Vice President

Signature Page to Amendment No. 3

(Wise Alloys LLC)

REGIONS BANK, as a Lender

By:	/s/ Elizabeth L. Waller
Name:	Elizabeth L. Waller
Title:	Senior Vice President

Signature Page to Amendment No. 3

(Wise Alloys LLC)

HVB CAPITAL CREDIT LLC, as a Lender

By:	/s/ Christopher J. Norrito
Name:	Christopher J. Norrito
Title:	V.P.

Signature Page to Amendment No. 3

(Wise Alloys LLC)